Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the Registration Statement (Form S-8 No 333-141905) pertaining to the 401(k) Savings Plan of Intel Corporation of our report dated June 10, 2021, with respect to the financial statements and schedule of the Intel 401(k) Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2020. /s/ Ernst & Young LLP San Jose, California June 10, 2021